Woods Process Services LLC PO Box 20897, Reno 89515

Consent of Jeffrey L. Woods

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.4, 1.1.1.5, 1.1.2.4, 1.3.3, 1.3.10, 5.5, 13, 17, 18.1 to 18.8, 18.9.1, 18.10, 18.11, 25.4, 25.5, and 26.4 and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, New Mexico, USA" dated February 22, 2022; Sections 1.1.1.3, 1.1.1.4, 1.1.2.3, 1.1.2.4, 1.3.9, 1.3.10, 5.5, 13, 17, 18, 25.3, 25.4, 26.3, and 26.4 and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA" dated February 22, 2022, as amended February 8, 2023; and Sections 1.1.1.4, 1.1.1.5, 1.1.2.4, 1.3.3, 1.3.10, 1.3.11, 5.5, 13, 17, 18, 25.3, 25.4, 26.3, and 26.4, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" dated February 23, 2023, effective as of December 31, 2022, as amended March 6, 2024, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Jeffrey L. Woods

Jeffrey L. Woods, MMSA QP

Principal Consulting Metallurgist

Woods Process Services

Date: March 22, 2024